                                                                    EXHIBIT 3.30

                              AMENDED AND RESTATED

                              OPERATING AGREEMENT

                                       OF

                              ACS TELEVISION, LLC

                                    FORMERLY

                        ALASKAN CHOICE TELEVISION L.L.C.

                    AMENDED AND RESTATED OPERATING AGREEMENT

                                       OF

                               ACS TELEVISION, LLC

                                TABLE OF CONTENTS
                                -----------------

Article I     Formation of Limited Liability Company...........................    1

        1.1   Formation........................................................    1
        1.2   Name.............................................................    2
        1.3   Articles of Organization.........................................    2
        1.4   Principal Place of Business......................................    2
        1.5   Registered Office and Registered Agent...........................    2
        1.6   Purposes and Powers..............................................    2
        1.7   Duration.........................................................    2
        1.8   Title............................................................    2
        1.9   Members..........................................................    2

Article II    Definitions......................................................    2

Article III   Capital..........................................................    4

        3.1   Capital Contributions............................................    4
        3.2   Loans to the Company.............................................    4
        3.3   Creditor's Interest in the Company...............................    4
        3.4   Interest.........................................................    4

Article IV    Allocation of Income, Gains and Losses; Distributions............    4

        4.1   General..........................................................    4
        4.2   Distributions....................................................    4

Article V     Transfers; New Members...........................................    4

        5.1   Transfers........................................................    4
        5.2   New Members......................................................    4

Article VI    Management and Operation of Company Business.....................    5

        6.1   Board of Directors...............................................    5
        6.2   Number, Qualification; Term of Office; Vote......................    6
        6.3   Initial Board....................................................    6
        6.4   Place of Meetings................................................    6

        6.5   Special Meetings.................................................    6
        6.6   Adjournments.....................................................    6
        6.7   Notice of Meetings...............................................    6
        6.8   Quorum...........................................................    6
        6.9   Absent Members...................................................    7
        6.10  Conference Communications........................................    7
        6.11  Removal..........................................................    7
        6.12  Acts of Directors................................................    7
        6.13  Written Action...................................................    7
        6.14  Committees.......................................................    7
        6.15  No Fiduciary Duty................................................    8
        6.16  Compensation.....................................................    8

Article VII   Officers.........................................................    8

        7.1   Number...........................................................    8
        7.2   Election, Term of Office and Qualifications......................    8
        7.3   Removal and Vacancies............................................    8
        7.4   Chair............................................................    8
        7.5   President........................................................    8
        7.6   Secretary........................................................    9
        7.7   Treasurer........................................................    9
        7.8   Duties of Other Officers.........................................    9
        7.9   Compensation.....................................................    9

Article VIII  Indemnification..................................................   10

        8.1   Indemnification..................................................   10
        8.2   Indemnification Procedures; Survival.............................   11

Article IX    Certificates.....................................................   12

Article X     Books of Account; Reports and Fiscal Matters.....................   12

Article XI    Amendment........................................................   12

Article XII   Liability; Tax Status............................................   12

        12.1  Liability of the Members.........................................   12
        12.2  Tax Status.......................................................   12

Article XII   Dissolution and Liquidation......................................   13

        13.1  Events of Dissolution............................................   13
        13.2  Continuation of Business.........................................   13

        13.3   Liquidation and Winding Up.......................................  13

Article XIV    Miscellaneous Provisions.........................................  13
        14.1   Pronouns.........................................................  13
        14.2   Headings.........................................................  14
        14.3   Governing Law....................................................  14

                    AMENDED AND RESTATED OPERATING AGREEMENT
                                       OF
                         ALASKAN CHOICE TELEVISION, LLC

         THIS AMENDED AND RESTATED OPERATING AGREEMENT made and entered into as of this 29 day of December, 2000, by ACS of Anchorage, Inc.

                                    RECITALS

         A. Goldbelt, Incorporated ("Goldbelt") and Vidtek Company, L.L.C. ("Vidtek" and collectively the "Original Members"), executed an Operating Agreement dated July 20, 1995 (the "Original Operating Agreement"), relating to the operation of Alaskan Choice Television L.L.C. ("ACTV" or "Company").

         B. The Original Operating Agreement was supplemented and modified by a Supplemental Agreement between Goldbelt, Vidtek and ACTV on September
15, 1995.

         C. Goldbelt, Vidtek, ACTV and ATU Communications, Inc. ("ATU") executed an Amended and Restated Operating Agreement for ACTV dated April
11, 1997.

         D. ATU has acquired the membership interests of Vidtek and Goldbelt resulting in ATU holding a 100% interest in ACTV.

         E.       ATU has changed its name to ACS of Anchorage, Inc. ("ACS").

         F. The Amended and Restated Operating Agreement dated April 11, 1997, has not been supplemented or amended and is presently in effect.

         G.       The Company has changed its name to ACS Television, LLC.

         H. As the sole member of the Company, ACS desires to amend and restate certain provisions of the Amended and Restated Operating Agreement.

                                    AGREEMENTS

                                    ARTICLE I
                     FORMATION OF LIMITED LIABILITY COMPANY
                     --------------------------------------

         1.1 FORMATION. The Original Members have formed a limited liability company pursuant to the provisions of the Utah Limited Liability Company Act, in accordance with the provisions of the Original Operating Agreement, as amended and restated from time to time.

AMENDED AND RESTATED OPERATING AGREEMENT                                  Page 1
OF ACS TELEVISION, LLC

         1.2      NAME. The name of the Company is ACS Television L.L.C.

         1.3 ARTICLES OF ORGANIZATION. Articles of organization for the Company were filed with the Division of Corporations and Commercial Code of the Utah Department of Commerce on July 21, 1995, and the Company commenced doing business in Utah as of that date. The Company was registered as a foreign limited liability company in Alaska on August 1, 1996, and commenced doing business in Alaska as of that date. Amended Articles of Organization were filed on 8/22/00 changing the name of the Company to ACS Television, L.L.C.

         1.4 PRINCIPAL PLACE OF BUSINESS. The principal place of business of the Company shall be at 510 L Street, Suite 500, Anchorage, Alaska 99501. The business of the Company may also be conducted at such other or additional place or places as may from time to time be designated by the members.

         1.5 REGISTERED OFFICE AND REGISTERED AGENT. The mailing address of the Company's registered office is c/o Snell & Wilmer, 111 East Broadway, Suite 900, Salt Lake City, Utah 84111, and the name of the registered agent at such address is Chris Anderson.

         1.6 PURPOSES AND POWERS. The Company is formed for the purpose of engaging in the business of wireless cable subscription television in Alaska, and doing all things necessary, incident, or in furtherance of such business.

         1.7 DURATION. The term of the Company commenced on the July 20, 1995, and shall end on December 31, 2024, unless sooner terminated in accordance with the terms and conditions of this Operating Agreement.

         1.8 TITLE. Title to the property and assets of the Company shall be held in the name of the Company.

         1.9 MEMBERS. The name, present mailing address and Interest of the Member is set forth in Schedule A.

                                   ARTICLE II

                                  DEFINITIONS
                                  -----------

         Unless the context otherwise specifies or requires, the terms defined in this Section 2 shall, for the purposes of this Agreement, have the meanings herein specified. Certain other capitalized terms used herein are defined elsewhere in the Agreement.

         "ACT" is defined in Section 1.1.

AMENDED AND RESTATED OPERATING AGREEMENT                                  Page 2
OF ACS TELEVISION, LLC

         "AGREEMENT" means this Limited Liability Company Agreement, as it may be amended or supplemented from time to time.

         "BOARD OF DIRECTORS" means the Board of Directors of the Company established pursuant to Article VI.

         "CAPITAL CONTRIBUTION" means the amount of money or the fair market value of any property contributed to the Company by the Member pursuant to
Section 3.1.

         "CODE" means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder. All references in this Agreement to a section of the Code or the Treasury Regulations shall be considered to include any subsequent amendment or replacement of that section.

         "COMPANY" means ACS Television, LLC, formerly known as Alaskan Choice Television, L.C., the Utah limited liability company formed pursuant to the filing of the Articles of Organization in Utah and the terms of this Agreement.

         "COMPANY ASSETS" means all assets and property, whether tangible or intangible and whether real, personal or mixed, at any time owned by the Company.

         "INTEREST" means the interest of the Member in the Company, which Interest represent the ownership interest of the Member in the Company.

         "DIRECTORS" means the Persons appointed to the Board of Directors pursuant to Section 6.2.

         "MEMBER" means ACS Television, LLC.

         "NAMED OFFICERS" is defined in Section 7.1.

         "PERSON" means any natural person, corporation, limited liability company, association, partnership (whether general or limited), joint venture, proprietorship, governmental agency, trust, estate, association, custodian, nominee or any other individual or entity, whether acting in an individual, fiduciary, representative or other capacity.

         "PRINCIPAL OFFICE" is defined in Section 1.4.

         "TREASURY REGULATIONS" or "TREAS. REG." refers to the regulations promulgated by the United States Treasury Department under the Code.

AMENDED AND RESTATED OPERATING AGREEMENT                                  Page 3
OF ACS TELEVISION, LLC

                                   ARTICLE III

                                    CAPITAL
                                   ---------

         3.1 CAPITAL CONTRIBUTIONS. The Member shall make such Capital Contributions as it may determine from time to time.

         3.2 LOANS TO THE COMPANY. The Member may make loans to the Company from time to time. Any such loans shall not be treated as Capital Contributions to the Company for any purpose hereunder, but the Company shall be obligated to the Member for the amount of any such loans pursuant to the terms thereof.

         3.3 CREDITOR'S INTEREST IN THE COMPANY. No creditor who makes a loan to the Company shall have or acquire at any time as a result of making the loan any direct or indirect interest in the profits, capital or property of the Company, other than such interest as may be accorded to a secured creditor. Notwithstanding the foregoing, this provision shall not prohibit in any manner whatsoever a secured creditor from participating in the profits of operation or gross or net sales of the Company or in the gain on sale or refinancing of the Company, all as may be provided in its loan or security agreements.

         3.4 INTEREST. No interest shall be paid on any contributions by a Member to the capital of the Company.

                                   ARTICLE IV

              ALLOCATION OF INCOME, GAINS AND LOSSES; DISTRIBUTIONS
             -------------------------------------------------------

         4.1 GENERAL. The income, profits, gains, losses tax credits of the Company and distributions of cash or property of the Company to the Member shall be treated for federal income tax purposes as if the Company were a division of the Member in accordance with Treasury Regulation Section 301.7701-2(a).

         4.2 DISTRIBUTIONS. Subject to the restrictions governing distributions under the Act, distributions of cash or property may be made from time to time by the Company to the Member at such times and in such amounts as the Member may determine.

                                    ARTICLE V

                             TRANSFERS; NEW MEMBERS
                           -------------------------

         5.1 TRANSFERS. The Member may at any time and from time to time transfer all or any portion of the Member's Interest.

         5.2 NEW MEMBERS. Additional Members may be admitted to the Company as the Member may determine.

AMENDED AND RESTATED OPERATING AGREEMENT                                  Page 4
OF ACS TELEVISION, LLC

                                   ARTICLE VI
                  MANAGEMENT AND OPERATION OF COMPANY BUSINESS
                 ----------------------------------------------

                  6.1 BOARD OF DIRECTORS. The business and affairs of the Company shall be managed by or under the authority of the Member, except as otherwise required by the Act or this Agreement. The Member shall act through a Board of Directors. Directors, for and on behalf of the Company, shall have full power and authority, in addition to such powers and authorities as may be provided by law or elsewhere in this Agreement, at the expense of the Company (by direct payment or reimbursement):


                           (a)      to make, renew, amend, and cancel leases and
other occupancy, use, easement, and license agreements as to all or any part of the Company property for such price or consideration, and on such terms, covenants, and conditions as they deem advisable;

                           (b)      to sell, exchange, assign, transfer, or
convey and otherwise dispose of or deal with all or any part of the Company property for such price or consideration as they deem advisable;

                           (c)      to borrow money, and as security therefor to
mortgage or otherwise hypothecate all or any part of the Company property, both real and personal; to prepay in whole or in part, or refinance, recast, increase, modify, renew or extend any such mortgage or secured loan, to agree to repay any loan over a term extending longer than the stated term or extended term of the Company; to execute mortgage notes, mortgages, collateral assignments of rents and leases, tax and insurance escrow agreements, and do all such other things in such form and manner as may be required by any lender; to assign and convey Company property to a nominee for the purpose of mortgage financing and to reacquire the Company property from such nominee;

                           (d)      to build upon, remodel, add on, demolish,
rebuild and otherwise alter or improve any Company property and any structures and improvements thereon;

                           (e)      to purchase, lease, or otherwise acquire the
ownership or possession of real property, whether improved or unimproved;

                           (f)      to employ from time to time persons, firms,
or corporations for the operation and management of the Company business or property; and

                           (g)      to do all other things and acts, though not
expressly authorized, as may be reasonably necessary, advisable, or incidental to effectuate any of the foregoing, and to make, execute, and deliver such instruments and documents as may be necessary, advisable, or incidental to carry out the foregoing.

AMENDED AND RESTATED OPERATING AGREEMENT                                  Page 5
OF ACS TELEVISION, LLC

                  6.2 NUMBER, QUALIFICATION; TERM OF OFFICE; VOTE. The number of members of the initial Board of Directors shall be three (3). Each Director shall be appointed from time to time by the Member. A Director shall hold office until such Director's successor shall have been elected, or until the earlier death, resignation, removal or disqualification of such Director. The Member may increase the number of Directors at any time or from time to time. Each Director shall have one vote in all matters to come before the Board of Directors. The provisions of Sections 6.4 through. 6.10 apply (i) when more than one Director is serving, and (ii) with respect to a any committee established by the Board of Directors.

                  6.3 INITIAL BOARD. The initial Board of Directors shall consist of the following individual(s):

                           Charles E. Robinson
                           Kevin P. Hemenway
                           Leonard A. Steinberg

                  6.4 PLACE OF MEETINGS. Meetings of the Board of Directors shall be held at the principal executive office of the Company or at such other place as may be agreed by the Directors from time to time.

                  6.5 SPECIAL MEETINGS. A special meeting of the Board of Directors may be called for any purpose or purposes at any time by the Chair or by the Member.

                  6.6 ADJOURNMENTS. Any meeting of the Board of Directors may be adjourned from time to time to another date, time and place. If any meeting of the Board of Directors is so adjourned, no notice as to such adjourned meeting need be given if the date, time and place at which the meeting will be reconvened are announced at the time of adjournment.

                  6.7 NOTICE OF MEETINGS. Unless otherwise required by law, written notice of each meeting of the Board of Directors, stating the date, time and place and, in the case of a special meeting, the purpose or purposes, shall be given at least five (5) days and not more than ninety (90) days prior to the meeting to every member of the Board of Directors. A member of the Board of Directors may waive notice of the date, time, place and purpose or purposes of a meeting of the Board of Directors. A waiver of notice is effective whether given before, at or after the meeting, and whether given in writing, orally or by attendance. Attendance by a member of the Board of Directors at a meeting is a waiver of notice of that meeting, unless the member objects at the beginning of the meeting to the transaction of business because the meeting is not lawfully called or convened, or objects before a vote on an item of business because the item may not lawfully be considered at that meeting and does not participate in the consideration of the item at that meeting.

                  6.8 QUORUM. Members of the Board of Directors representing 51% of all votes held by the members of the Board of Directors shall constitute a quorum for the transaction of business at each meeting of the Board of Directors.

AMENDED AND RESTATED OPERATING AGREEMENT                                  Page 6
OF ACS TELEVISION, LLC

                  6.9 ABSENT MEMBERS. A member of the Board of Directors may give advance written consent or opposition to a proposal to be acted on at a meeting of the Board of Directors. If such member is not present at the meeting, such consent or opposition to a proposal does not constitute presence for purposes of determining the existence of a quorum, but such consent or opposition shall be counted as a vote in favor of or against the proposal and shall be entered in the minutes or other record of action at the meeting, if the proposal acted on at the meeting is substantially the same or has substantially the same effect as the proposal to which the member has consented or objected.

                  6.10 CONFERENCE COMMUNICATIONS. Any or all of the members of the Board of Directors may participate in any meeting of the Board of Directors, or of any duly constituted committee thereof, by any means of communication through which such members may simultaneously hear each other during such meeting. For the purposes of establishing a quorum and taking any action at the meeting, members of the Board of Directors participating pursuant to this Section 6.10 shall be deemed present in person at the meeting; and the place of the meeting shall be the place of origination of the conference telephone conversation or other comparable communication technique.

                  6.11 REMOVAL. Any Director may be removed from office at any time, with or without cause, by the action of the Member.

                  6.12 ACTS OF DIRECTORS. Except as otherwise provided herein, the Board of Directors shall take action by the affirmative vote of those Directors who have the power to vote 51% of all votes held by the Directors, as the case may be, and any such act shall be deemed to be the action of the Board of Directors for all purposes of this Agreement and the Act.

                  6.13 WRITTEN ACTION. Any action which might be taken at a meeting of the Board of Directors, or any duly constituted committee thereof, may be taken without a meeting if done in writing and signed by a number of the members of the Board of Directors, or committee members, whose approval would be sufficient to approve the action at a meeting at which all of the members of the Board of Directors (or such committee) were present.

                  6.14     COMMITTEES.

                           (a)      A resolution approved by the Board of
Directors may establish committees having the authority of the Board of Directors in the management of the business of the Company to the extent provided in the resolution, A committee shall consist of one or more Persons, who need not be members of the Board of Directors. Committees are subject to the direction and control of, and vacancies in the membership thereof shall be filled by, the Board of Directors.

                           (b)      A majority of the members of a committee
present at a meeting is a quorum for the transaction of business, unless a larger or smaller proportion or number is provided in the resolution of the Board of Directors creating the committee.

AMENDED AND RESTATED OPERATING AGREEMENT                                  Page 7
OF ACS TELEVISION, LLC

                  6.15 NO FIDUCIARY DUTY No Person serving on the Board of Directors shall incur any personal liability in such capacity to the Member or the creditors of the Company.

                  6.16 COMPENSATION. Members of the Board of Directors shall not be compensated by the Company for serving in such capacity. The Company shall bear the expenses, if any, incurred by each Director's respective representatives in attending meetings of the Board of Directors.

                                   ARTICLE VII
                                    OFFICERS
                                  -------------

                  7.1 NUMBER. The officers of the Company, all of whom shall be natural persons, shall consist of a Chair, a President, one or more Vice Presidents, if elected, a Secretary and a Treasurer ("Named Officers"), and any other officers and agents as the Board of Directors may designate from time to time by a vote of the majority of all Directors. Any person may hold two or more offices.

                  7.2 ELECTION, TERM OF OFFICE AND QUALIFICATIONS. At each annual meeting of the Board of Directors, all officers shall be elected. Such officers shall hold office until the next annual meeting of the Directors or until their successors are elected and qualified, or until such office is eliminated by amendment of this Agreement, in the case of the Named Officers, or a vote of the majority of all Directors, in the case of officers other than Named Officers. An officer who is a Director shall hold office until the election and qualification of his or her successor even though he or she may cease to be a Director.

                  7.3 REMOVAL AND VACANCIES. Any officer may be removed from his or her office with or without cause upon a vote of a majority of the total number of Directors. Such removal shall be without prejudice to the contract rights of the person so removed. A vacancy among the officers by death, resignation, removal or otherwise shall be filled for the unexpired term by the Board of Directors, unless such office is eliminated.

                  7.4 CHAIR. The Chair shall preside at all meetings of the Member and the Board of Directors and shall have such other duties as may be prescribed, from time to time, by the Board of Directors. The Chair shall be a Director and shall be elected by the Board of Directors. The initial Chair shall be Charles E. Robinson.

                  7.5      PRESIDENT.

                           (a)      DAY-TO-DAY OPERATIONS. The Company shall be
managed by a President. The Board of Directors delegates to the President the authority to oversee and supervise the Company's business. Except as otherwise provided in this Agreement, the President shall be authorized to determine all questions relating to the day-to-day conduct, operation and management of the business of the Company. The President shall be responsible to the Board of Directors.

AMENDED AND RESTATED OPERATING AGREEMENT                                  Page 8
OF ACS TELEVISION, LLC

                           (b)      GENERAL. The President shall be entitled to
delegate such part of his or her duties as he or she may deem reasonable or necessary in the conduct of the business of the Company to one or more employees of the Company, who shall each have such duties and authority as shall be determined from time to time by the President or as may be set forth in any agreement between such employee and the Company.

                           (c)      ELECTION. The President shall be elected by
the Board of Directors and shall receive such compensation as may be determined from time to time by the Board of Directors or as shall be set forth in any written agreement approved by the Board of Directors. The initial President shall be Charles E. Robinson.

                  7.6 SECRETARY. The Secretary shall be secretary of and shall attend all meetings of the Members and Board of Directors and shall record all proceedings of such meetings in the minute book of the Company. He or she shall give proper notice of meetings of the Member and the Board of Directors. He or she shall perform such other duties as may from time to time be prescribed by the Board of Directors. The initial Secretary shall be Leonard A. Steinberg.

                  7.7 TREASURER. The Treasurer shall keep or cause to be kept accurate accounts of all moneys of the Company received or disbursed. He or she shall deposit or cause to be deposited all moneys, drafts and checks in the name of and to the credit of the Company in such banks and depositories as the Board of Directors shall from time to time designate. He or she shall have power to endorse or cause to be endorsed for deposit or collection all notes, checks and drafts received by the Company. He or she shall disburse or cause to be disbursed the funds of the Company as ordered by the President, making proper vouchers therefor. He or she shall render to the Board of Directors whenever required an account of all his or her transactions as Treasurer and of the financial condition of the Company and shall perform such other duties as may from time to time be prescribed by the Board of Directors. The initial Treasurer shall be Kevin P. Hemenway.

                  7.8 DUTIES OF OTHER OFFICERS. The duties of such other officers and agents as the Board of Directors may designate shall be set forth in the resolution creating such office or agency or by subsequent resolution. Initially, the Company shall have one (1) Vice President who shall be Ruth A. Sandstrom.

                  7.9 COMPENSATION. The officers, agents and employees of the Company shall receive such compensation for their services as may be determined from time to time by the Board of Directors or as shall be set forth in a written agreement.

AMENDED AND RESTATED OPERATING AGREEMENT                                  Page 9
OF ACS TELEVISION, LLC

                                  ARTICLE VIII
                                INDEMNIFICATION
                               -----------------

                  8.1      INDEMNIFICATION.

                           (a)      To the fullest extent permitted by law, each
Director and Named Officer (individually, an "Indemnitee") shall be indemnified, held harmless and defended by the Company from and against any and all losses, claims, damages, liabilities, whether joint or several, expenses (including legal fees and expenses), judgments, fines and other amounts paid in settlement, incurred or suffered by such Indemnitee, as a party or otherwise, in connection with any threatened, pending or completed claim, demand, action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, arising out of or in connection with the business or the operation of the Company and by reason of the Indemnitee's status as a Director or Named Officer regardless of whether the Indemnitee continues to be a Director or Named Officer of the Company at the time any such loss, claim, damage, liability or other expense is paid or incurred if (i) the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful, (ii) the Indemnitee's conduct did not constitute intentional misconduct or a material breach of the terms of this Agreement, and (iii) the Indemnitee's conduct did not involve a transaction from which the Director or Named Officer derived an improper personal benefit. The termination of any action, suit or proceeding by judgment, order, settlement or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that the Indemnitee acted in a manner contrary to the standards specified in clauses (i), (ii) or (iii) of this Section 8.1(a).

                           (b)      To the fullest extent permitted by law,
expenses incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding subject to this Section 8.1 shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Indemnitee to repay such amount unless it is determined that such Indemnitee is entitled to be indemnified therefor pursuant to this Section 8.1.

                           (c)      The indemnification provided by this Section
8.1 shall be in addition to any other rights to which any Indemnitee may be entitled under any other agreement, pursuant to any vote of the Directors, as a matter of law or otherwise, and shall inure to the benefit of the heirs, legal representatives, successors, assigns and administrators of the Indemnities.

                           (d)      Any indemnification under this Section 8.1
shall be satisfied solely out of the assets of the Company and no Indemnitee shall have any recourse against any Member with respect to such indemnification.

AMENDED AND RESTATED OPERATING AGREEMENT                                 Page 10
OF ACS TELEVISION, LLC

                           (e)      An Indemnitee shall not be denied
indemnification in whole or in part under this Section 8.1 merely because the Indemnitee had an interest in the transaction with respect to which the indemnification applies, if the transaction was not otherwise prohibited by the terms of this Agreement and the conduct of the Indemnitee satisfied the conditions set forth in Section 8.1(a).

                           (f)      The Company may, but shall have no
obligation to, purchase and maintain insurance covering any potential liability of the Indemnitees for any actions or omissions for which indemnification is permitted hereunder, including such types of insurance (including extended coverage liability and casualty and workers' compensation) as would be customary for any person engaged in a similar business, and may name the Indemnitees as additional insured parties thereunder.

                  8.2      INDEMNIFICATION PROCEDURES; SURVIVAL.

                           (a)      An Indemnitee shall notify the Company in
writing within 30 days after receipt by the Indemnitee of notice of the commencement of any action that may result in a claim for indemnification pursuant to Section 8.1; provided, however, that any omission so to notify the Company will not relieve it of any liability for indemnification hereunder as to the particular item for which indemnification may then be sought (except to the extent that the failure to give notice shall have been materially prejudicial to the Company) nor from any other liability that it may have to any Indemnitee.

                           (b)      An Indemnitee shall have the right to employ
separate counsel in any action as to which indemnification may be sought under any provision of this Agreement and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnitee unless (i) the Company has agreed in writing to pay such fees and expenses, (ii) the Company has failed to assume the defense thereof and employ counsel within a reasonable period of time after being given the notice required above, or (iii) the Indemnitee shall have been advised by its counsel that representation of such Indemnitee and other parties by the same counsel would be inappropriate under applicable standards of professional conduct (whether or not such representation by the same counsel has been proposed) due to actual or potential differing interests between them. It is understood, however, that the Company shall, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of only one separate firm of attorneys at any time for all such Indemnitees having actual or potential differing interests with the Company, unless but only to the extent, the Indemnitees have actual or potential differing interests with each other.

                           (c)      The Company shall not be liable for any
settlement of any such action effected without its written consent, but if settled with such written consent, or if there is a final judgment against the Indemnitee in any such action, the Company agrees to indemnify and hold harmless the Indemnitee to the extent provided above from and against any loss, claim, damage, liability or expense by reason of such settlement or judgment.

AMENDED AND RESTATED OPERATING AGREEMENT                                 Page 11
OF ACS TELEVISION, LLC

                           (d)      The indemnification obligations set forth in
Section 8.1 and this Section 8.2 shall survive the termination of this Agreement.

                                   ARTICLE IX
                                  CERTIFICATES
                                  ------------

                  The Interests in the Company shall not be represented by certificates.

                                    ARTICLE X
                  BOOKS OF ACCOUNT; REPORTS AND FISCAL MATTERS
                  --------------------------------------------

                  The Company shall maintain such books of account and such financial information as may be required by the Member and the Act. The Member or a designee shall retain a copy of this Agreement and all written actions of the Member and the Board of Directors at the Principal Office or at such other place as the Member may designate.

                                   ARTICLE XI
                                    AMENDMENT
                                   ----------

                  The Articles of Organization and this Agreement may be amended by the Member. Any amendment of this Agreement shall be in writing and a copy thereof shall be kept with a copy of this Agreement at the Principal Office of the Company.

                                  ARTICLE XII
                              LIABILITY; TAX STATUS
                              ---------------------

                  12.1 LIABILITY OF THE MEMBER. Except as otherwise provided in the Act, the Member, as such, shall have no personal liability whatsoever to the Company or any of the creditors of the Company for the debts, liabilities, contracts or other obligations of the Company or any of the Company's losses beyond the Member's Capital Contribution and, solely to the extent and for the period required by applicable law, the amount of the Member's Capital Contribution, if any, which is returned to it.

                  12.2 TAX STATUS. The Member intends that the Company will be classified solely for federal income tax purposes as an "eligible entity" that is disregarded as an entity separate from its owner as provided in Treasury Regulations Section 301.7701-3(a).

AMENDED AND RESTATED OPERATING AGREEMENT                                 Page 12
OF ACS TELEVISION, LLC

                                  ARTICLE XIII
                           DISSOLUTION AND LIQUIDATION
                           ---------------------------

                  13.1 EVENTS OF DISSOLUTION. The Company shall be dissolved upon the occurrence of any of the following events:

                           (a)      The written consent of the Member;

                           (b)      By the occurrence of any event that makes it
unlawful for the business of the Company to be carried on or for the Member to carry on the business in the form of a limited liability company.

                  13.2 CONTINUATION OF BUSINESS. Upon the occurrence of any event described in Section 13.1(b), the Company shall continue unless dissolved by the Member pursuant to Section 13.1(a).

                  13.3 LIQUIDATION AND WINDING UP. If dissolution of the Company should be caused by reason of any of the events set forth in paragraphs
(a) or (b) of Section 13.1 hereof, the Company shall be liquidated and the Person designated at such time by the Board of Directors (or other Person or Persons designated by a decree of court) shall wind up the affairs of the Company. The Person or Persons winding up the affairs of the Company shall promptly proceed to the liquidation of the Company Assets and, in settling the accounts of the Company, the Company Assets shall be distributed in the following order of priority:

                           (a)      To creditors to the extent otherwise
permitted by law, in satisfaction of liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof), other than liabilities for which reasonable provision for payment has been made and liabilities for distributions to the Member;

                           (b)      To the repayment of outstanding loans from
the Member to the Company;

                           (c)      The balance, if any, to the Member.

                                   ARTICLE XIV
                            MISCELLANEOUS PROVISIONS
                            ------------------------

                  14.1 PRONOUNS. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person or entity may require.

AMENDED AND RESTATED OPERATING AGREEMENT                                 Page 13
OF ACS TELEVISION, LLC

                  14.2 HEADINGS. Article and Section headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define of affect the meaning, construction or scope of any of the provisions hereof.

                  14.3 GOVERNING LAW. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Utah (but not including the choice of law rules thereof).

                  IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first above written.

                                               ACS OF ANCHORAGE, INC.

                                               By: /s/ [ILLEGIBLE]

                                               Its:
                                                   -----------------------------

AMENDED AND RESTATED OPERATING AGREEMENT                                 Page 14
OF ACS TELEVISION, LLC

                                   SCHEDULE A

 Name and Address of               Capital       Agreed Fair
 Member                         Contribution    Market Value       Interest
 -------------------            ------------    -------------      --------
ACS of Anchorage, Inc.                                               100%